                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                    FORM 8-K/A

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 18, 2000
                                                         -----------------------

                               CUMULUS MEDIA INC.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as specified in its character)

          ILLINOIS                   000-24525                36-4159663
--------------------------------------------------------------------------------
(State or other jurisdiction      (Commission File          (IRS Employer
      of incorporation)               Number)             Identification No.)

           3535 Piedmont Road, Building 14, 14th Floor, Atlanta, GA 30305
--------------------------------------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (404) 949-0700
                                                           ---------------------

                                      NONE
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)


Item 2.  Acquisition or Disposition of Assets

     As previously reported on a Current Report on Form 8-K filed on October 17, 2000, on November 29, 1999, Cumulus Broadcasting, Inc. ("Cumulus Broadcasting"), a wholly owned subsidiary of Cumulus Media Inc. (the "Company"), entered into an Asset Purchase Agreement (the "Connoisseur Asset Purchase Agreement") with Connoisseur Communications Partners, L.P., Continuity Partners, L.P., Connoisseur Communications of Flint, L.P., Connoisseur Communications of Mercer County, L.P., Connoisseur Communications of Muskegon, L.P., Connoisseur Communications of Quad Cities, L.P., Connoisseur Communications of Rockford, L.P., Connoisseur Communications of Evansville, L.P., Connoisseur Communications of Canton, L.P., Connoisseur Communications of Saginaw, L.P., Connoisseur Communications of Waterloo, L.P., Connoisseur Communications of Youngstown, L.P. and Abry Broadcast Partners III, L.P. (collectively, the "Connoisseur Sellers"). Pursuant to the terms of the Asset Purchase Agreement, Cumulus Broadcasting was to acquire 35 stations (the "Acquired Stations") in 9 Midwestern markets.


The markets and stations acquired are as follows:

YOUNGSTOWN-WARREN, OHIO (Market Rank # 97 of 276) - WHOT-FM, WYFM-FM, WPIC-AM, and WSOM-AM. Also, in adjacent Western Pennsylvania, WWIZ-FM and WLLF-AM.

FLINT, MICHIGAN (Market Rank # 119) - WDZZ-FM, WRSR-FM, WWCK-FM, and WFDF-AM.

CANTON, OHIO (Market Rank # 123) - WQXK-FM and WRQK-FM.

SAGINAW-BAY CITY-MIDLAND, MICHIGAN (Market Rank # 125) - WTLZ-FM.

QUAD CITIES, ILLINOIS-IOWA (Market Rank # 133) - KBOB-FM, KORB-FM, KQLI-FM, WXLP-FM, and KJOC-AM.

ROCKFORD, ILLINOIS (Market Rank # 148) - WLUV-FM, WXXQ-FM, WZOK-FM, and WROK-AM.

EVANSVILLE, INDIANA (Market Rank # 152) - WGBF-FM, WTRI-FM, and WYNG-FM, and WGBF-AM.

MUSKEGON, MICHIGAN (Market Rank # 217) - WMRR-FM, WMUS-FM, WSHZ-FM, WMHG-AM, and WMUS-AM.

WATERLOO-CEDAR FALLS, IOWA (Market Rank # 233) - KCRR-FM, KKCV-FM, KOEL-FM, and KOEL-AM.

On October 2, 2000 the Company completed the acquisition of the Acquired Stations for a total purchase price of $253.0 million in cash.

     Prior to this transaction, no material relationship existed between the Company and the Connoisseur Sellers.

     The completion of the Connoisseur Asset Purchase Agreements described herein requires the filing, pursuant to Article 11 of Regulation S-X, of the pro forma financial statements included herein and, pursuant to Section 3-05 of Regulation S-X, the filing of the historical financial statements included herein.



Item 7.  Financial Statements and Exhibits.

     (a) Financial Statements of Connoisseur Communications Partners, L.P.

         Index to Financial Statements attached hereto:

           Report of Independent Accountants

           Financial Statements:

               Consolidated Balance Sheets as of September 30, 2000 (unaudited) and December 31, 1999

               Consolidated Statements of Operations for nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) and for the year ended December 31, 1999

               Consolidated Statements of Partners' Capital for the nine months ended September 30, 2000 (unaudited) and for the year December 31, 1999

               Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 (unaudited) and 1999 (unaudited) and for the year ended December 31, 1999

               Notes to Consolidated Financial Statements


     (b) Pro Forma Financial Information.

         Cumulus Media Inc. Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 1999.


         Cumulus Media Inc. Unaudited Pro Forma Statement of Operations for the Nine Months Ended September 30, 2000.

         Cumulus Media Inc. Unaudited Pro Forma Balance Sheet as of September 30, 2000.

(c)  Exhibits:

     2.1 Asset Purchase Agreement, dated as of November 29, 1999, by and among Cumulus Broadcasting and the Connoisseur Sellers.**

     23.1 Consent of Ernst & Young LLP.*


*  Filed herewith.

** Incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed on December 2, 1999.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be singed on its behalf by the undersigned hereunto duly authorized.


                              CUMULUS MEDIA

                              By:  /s/ Martin R. Gausvik
                                   ----------------------
                                   Martin R. Gausvik
                                   Executive Vice President
                                   Chief Financial Officer
                                   and Treasurer


Date: December 18, 2000



                        EXHIBIT INDEX

                                                                    SEQUENTIALLY
                                                                      NUMBERED
 EXHIBIT NO.                     DESCRIPTION                            PAGE
 -----------                     -----------                        ------------

   2.1         Asset Purchase Agreement, dated as of November 29,
               1999, by and among Cumulus Broadcasting and the Connoisseur Sellers.**

   23.1        Consent of Ernst & Young LLP.*


*  Filed herewith.
** Incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed on December 2, 1999.

                         INDEX TO FINANCIAL STATEMENTS


Connoisseur Communications Partners L.P.

Report of Independent Auditors......................................................

Consolidated Balance Sheets as of September 30, 2000 (unaudited) and December 31,
1999 ...............................................................................

Consolidated Statements of Operations for the nine months ended September 30,
2000 (unaudited) and 1999 (unaudited) and for the year ended December 31, 1999 .....

Consolidated Statements of Partners' Capital for the nine months ended
September 30, 2000 (unaudited) and for the year ended December 31, 1999 ............

Consolidated Statements of Cash Flows for the nine months ended September 30,
2000 (unaudited) and 1999 (unaudited) and for the year ended December 31, 1999 .....

Notes to Consolidated Financial Statements .........................................


                         Report of Independent Auditors

Partners
Connoisseur Communications Partners, L.P.:

We have audited the accompanying consolidated balance sheet of Connoisseur Communications Partners, L.P. at December 31, 1999, and the related consolidated statements of operations, partners' capital, and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connoisseur Communications Partners, L.P. at December 31, 1999, and the consolidated results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.




February 8, 2000
New York, New York

                                                  /s/ Ernst & Young LLP

Connoisseur Communications Partners, L.P.
Consolidated Balance Sheets

                                                                                September 30,        December 31,
                                                                                    2000                1999
                                                                                -------------        ------------
                                                                                 (unaudited)
Assets
Current assets:
   Cash                                                                         $  1,502,109        $  1,072,104
   Accounts receivable (net of allowance for doubtful accounts of
     $649,351 and $541,916 in 2000 and 1999, respectively)                         7,359,551           6,830,361
   Prepaid expenses                                                                  258,665             320,977
   Other current assets                                                               40,405             182,341
                                                                                ------------        ------------
 Total current assets                                                              9,160,730           8,405,783

Property, building and equipment (net of accumulated depreciation of
   $6,795,571 and $5,379,941 in 2000 and 1999, respectively)                      17,603,348          18,659,364
Intangible assets (net of accumulated amortization of $11,755,641 and
   $9,248,466 in 2000 and 1999, respectively)                                     75,203,260          72,923,021
Other assets                                                                         374,603             561,412
                                                                                ------------        ------------
Total assets                                                                    $102,341,941        $100,549,580
                                                                                ============        ============

Liabilities and partners' capital
Current liabilities:

   Current portion of long-term debt                                            $     10,862        $  2,789,753
   Accounts payable                                                                  865,115           1,303,443
   Accrued expenses                                                                2,376,977           2,089,170
   Accrued interest                                                                   79,317             107,477
   Broker fee due Cumulus                                                          2,226,254           1,041,459
                                                                                ------------        ------------
Total current liabilities                                                          5,558,525           7,331,302

Deposits from Cumulus                                                             37,837,958           7,869,267
Long-term debt                                                                    12,345,800          40,744,515
Deferred compensation                                                                859,120             842,028
Other liabilities                                                                          -               6,338
Minority interest                                                                    486,341             451,828

Partners' capital:
   Partners' investment                                                           52,868,302          52,684,352
   Accumulated deficit                                                            (7,614,105)         (9,380,050)
                                                                                ------------        ------------
Total partners' capital                                                           45,254,197          43,304,302
                                                                                ------------        ------------
Total liabilities and partners' capital                                         $102,341,941        $100,549,580
                                                                                ============        ============

See accompanying notes.

Connoisseur Communications Partners, L.P.
Consolidated Statements of Operations

                                                                            Nine Months Ended
                                                                              September 30,
                                                                   --------------------------------
                                                                                                               December 31,
                                                                       2000                1999                   1999
                                                                   -----------          -----------          ---------------
                                                                              (unaudited)
Broadcast revenues:

   Broadcasting                                                      $33,111,347          $30,238,160          $40,769,887
   Barter                                                              2,022,013            1,701,994            2,440,482
   Less agency commissions and adjustments                            (3,658,750)          (3,473,263)          (4,630,079)
                                                                     -----------          -----------          -----------
Net broadcast revenues                                                31,474,610           28,466,891           38,580,290
LMA fee income                                                        10,281,309                   --              730,733
Rental income and other                                                  332,467              542,655              727,038
                                                                     -----------          -----------          -----------
Net revenue                                                           42,088,386           29,009,546           40,038,061

Station operating expenses:
   Selling                                                             6,680,311            5,742,785            7,716,553
   Programming                                                         5,376,754            5,230,639            7,005,356
   Promotions                                                          1,303,755              974,203            1,396,705
   Technical                                                             931,111              822,184            1,109,912
   General and administrative                                          5,121,730            4,835,364            6,350,700
   Barter                                                              1,957,682            1,711,997            2,438,731
   Depreciation                                                        1,415,630            1,324,802            1,797,599
   Amortization                                                        2,567,682            2,565,789            3,422,473
   TBA and SRA expense                                                   295,524              322,405              420,911
   Broker fee                                                          9,967,763                   --            1,041,459
                                                                     -----------          -----------          -----------
 Total station operating expenses                                     35,617,942           23,530,168           32,700,399
                                                                     -----------          -----------          -----------

 Other operating expenses:
   Corporate and other expenses                                        1,897,043            2,426,471            2,960,808
   Partners' fees and expenses                                             2,893               42,906               45,378
   General partner management fee                                             --              112,994              146,228
   Consulting expense                                                         --               11,250               11,250
   Non-cash compensation                                                 201,042              706,625              797,853
   Write-down on assets held for sale and loss on sale
    of stations                                                               --                5,916                8,144
                                                                     -----------          -----------          -----------
 Total other operating expenses                                        2,100,978            3,306,162            3,969,661
                                                                     -----------          -----------          -----------

Total operating expenses                                              37,718,920           26,836,330           36,670,060

Operating income                                                       4,369,466            2,173,216            3,368,001

Interest expense                                                       1,905,841            3,219,594            4,296,518
Other expenses                                                           697,680               70,549              687,861
Interest income from partners' loans                                          --             (269,369)            (348,300)
Interest income                                                               --                  (14)                 (40)
                                                                     -----------          -----------          -----------
Net income (loss)                                                    $ 1,765,945            $(847,544)         $(1,268,038)
                                                                     ===========          ===========          ===========


See accompanying notes.

Connoisseur Communications Partners, L.P.
Consolidated Statements of Partners' Capital

                                                        General              Limited
                                                        Partner             Partners              Total
                                                       ---------           -----------         -----------


Balance at December 31, 1998                            $754,786           $49,400,260         $50,155,046
   Non-cash compensation                                       -               417,098             417,098
   Distributions                                          (7,177)           (5,992,627)         (5,999,804)
   Net (loss)                                            (12,681)           (1,255,357)         (1,268,038)
                                                       ---------          ------------         -----------
Balance at December 31, 1999                             734,928            42,569,374          43,304,302
   Non-cash compensation (unaudited)                           -               183,950             183,950
   Net income (unaudited)                                 17,659             1,748,286           1,765,945
                                                       ---------          ------------         -----------
Balance at September 30, 2000 (unaudited)               $752,587           $44,501,610         $45,254,197
                                                       =========          ============         ===========



See accompanying notes.

Connoisseur Communications Partners, L.P.
Consolidated Statement of Cash Flows

                                                                                    Nine Months Ended
                                                                                      September 30,
                                                                             -------------------------------
                                                                                                                December 31,
                                                                                 2000              1999             1999
                                                                             ------------      -----------      ------------
                                                                                    (Unaudited)
Cash flows from operating activities:
Net income (loss)                                                            $  1,765,945      $  (847,544)     $ (1,268,038)
Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation                                                               1,415,630        1,324,802         1,797,599
     Amortization                                                               2,567,682        2,565,789         3,422,473
     Bad debt expense                                                             503,436          368,409           477,538
     LMA fee income                                                           (10,281,309)               -          (730,733)
     Non-cash compensation expense                                                201,042          706,624           797,853
     Other                                                                         60,036           26,532            34,945
     Changes in assets and liabilities, net of amounts acquired:
       Increase in accounts receivable                                         (1,032,626)        (402,940)         (480,255)
       Decrease (increase) in prepaid expenses and other current assets           204,248          (29,720)          149,970
       Decrease (increase) in interest receivable                                       -          (84,821)           94,143
       Increase (decrease) in accounts payable                                   (438,328)        (292,921)           19,355
       Increase in accrued expenses                                             1,444,442          185,111           907,816
       Increase in deposits from Cumulus                                        4,600,000                -         8,600,000
       Decrease in fees due to related parties                                          -          (40,625)          (40,625)
            Decrease in due to general partner                                          -          (57,100)         (134,785)
                                                                             ------------      -----------      ------------
Net cash provided by operating activities                                       1,010,198        3,421,596        13,647,256

Cash flows from investing activities:
Deposits from Cumulus                                                          35,650,000                -                 -
Acquisition of radio stations                                                  (4,747,785)      (4,665,407)       (4,689,413)
Capital expenditures                                                             (289,074)      (1,520,437)       (2,119,237)
Proceeds from sale of stations                                                          -          140,000           140,000
Repayment of loans to related parties                                                   -                -         5,620,413
Other assets                                                                            -         (108,158)           45,642
                                                                             ------------      -----------      ------------
Net cash provided by  (used in) investing activities                           30,613,141       (6,154,002)       (1,002,595)

Cash flows from financing activities:
Proceeds from bank loan                                                         9,100,000        4,925,000         7,035,800
Payments on loans, including loan termination fee                             (40,286,996)      (1,527,887)      (13,250,926)
Other liabilities                                                                  (6,338)         (14,322)          (19,205)
Distributions paid                                                                      -         (226,291)       (5,999,804)
                                                                             ------------      -----------       -----------
Net cash (used in) provided by financing activities                           (31,193,334)       3,156,500       (12,234,135)
                                                                             ------------      -----------       -----------

Net increase (decrease) in cash                                                   430,005          424,094           410,526
Cash at beginning of year                                                       1,072,104          661,578           661,578
                                                                             ------------      -----------       -----------
Cash at end of year                                                          $  1,502,109      $ 1,085,672       $ 1,072,104
                                                                             ============      ===========       ===========

Supplemental disclosure of cash flow information:
Cash paid for interest                                                       $  2,160,688      $ 3,488,253       $ 4,952,439
                                                                             ============      ===========       ===========


See accompanying notes.

1. Formation and Business Activity

Connoisseur Communications Partners, L.P. (the "Partnership"), a Delaware limited partnership, was organized in August 1993 for the purpose of acquiring, owning and operating radio stations in small and medium-sized markets. The Partnership owns a 99% limited partnership interest in ten limited partnerships:
Connoisseur Communications of Flint, L.P. ("Flint"), Connoisseur Communications of Quad Cities, L.P. ("Quad Cities"), Connoisseur Communications of Youngstown, L.P. ("Youngstown"), Connoisseur Communications of Rockford, L.P. ("Rockford"), Connoisseur Communications of Waterloo, L.P. ("Waterloo"), Connoisseur Communications of Evansville, L.P. ("Evansville"), Connoisseur Communications of Canton, L.P. ("Canton"), Connoisseur Communications of Muskegon, L.P. ("Muskegon"), Connoisseur Communications of Saginaw, L.P. ("Saginaw") and Connoisseur Communications of Mercer County, L.P. ("Western PA"). Continuity Partners, L.P. ("Continuity") is the 1% general partner in the Partnership. In addition, Continuity is the 1% general partner in Flint, Quad Cities, Youngstown, Rockford, Waterloo, Evansville, Canton, Muskegon, Saginaw and Western PA, which is shown as minority interest for financial statement purposes.

In November 1999, Connoisseur ("CCP") entered into an agreement of sale to sell its ownership interest in all of its radio stations to Cumulus Broadcasting, Inc. ("Cumulus"), a subsidiary of Cumulus Media, Inc., in an asset sale for approximately $242,000,000 subject to certain adjustments (the "Agreement of Sale"). The sale closed on October 2, 2000. In December 1999, Cumulus paid Connoisseur a deposit of $8,600,000 and deposited a letter of credit in escrow of $11,350,000. During the nine months ended September 30, 2000, Cumulus paid Connoisseur additional deposits of $40,250,000 under the terms of the Agreement of Sale and additional amendments made thereto.

In connection with the Agreement of Sale, the Partnership also entered into a Local Marketing Agreement ("LMA") with Cumulus. Commencing with December 1999 and through closing of the sale, Connoisseur will pay Cumulus the monthly station operating income, as adjusted per the terms of the LMA, in exchange for providing programming and management services. The broker fee, based on broadcast cash flow, amounted to $1,041,459 in 1999 and $9,967,763 for the nine months ended September 30, 2000 (unaudited), which was recorded to broker fee expense. Connoisseur continues to record all revenues and expense of operations. The Partnership amortizes a portion of the deposit over the expected term of the LMA agreement, recorded as LMA fee income. The amortization of the deposits for the month of December 1999 was $730,733, and $10,281,309 for the nine months ended September 30, 2000 (unaudited).

Information with respect to the nine month periods ended September 30, 2000 and 1999 is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments considered necessary for a fair presentation. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000, or for any other interim period.

2. Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of the Partnership and Flint, Quad Cities, Youngstown, Rockford, Waterloo, Evansville, Canton, Muskegon, Saginaw and Western PA. All significant intercompany accounts and transactions have been eliminated. In this report, actions of the Partnership and its 99% owned subsidiary partnerships are referred to collectively or individually as actions of the Partnership.

Barter Transactions: Barter transactions represent the exchange of commercial airtime for programming, merchandise, or services. The transactions are recorded at the fair market value of the asset or service received. Revenue is recognized when the advertisements are broadcast; expenses are recorded when the asset or service received is utilized.

Intangibles: Intangibles include goodwill, broadcast licenses, covenants not-to-compete and deferred financing costs. Goodwill represents the excess of cost over the fair values of the identifiable tangible net assets acquired. Goodwill and broadcast licenses are amortized on a straight-line basis over 40 years. Covenants not-to-compete are amortized on a straight-line basis over the term of the agreements. Deferred financing costs are amortized over the term of the related debt agreement on a straight-line basis.

The carrying values of goodwill and broadcast licenses are reviewed periodically to determine whether they may have become impaired. If this review indicates that goodwill and broadcast licenses will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Partnership's carrying value of the goodwill and broadcast licenses would be reduced by the difference between the carrying amount and the estimated fair value and would be recognized as a charge to income.

Property, Building and Equipment: Property, building and equipment are stated at cost. Depreciation of property, building and equipment is calculated using the straight-line method over their estimated useful lives as follows:

Building and improvements                                    30 to 40 years
Transmitters, towers and antennas                            7 to 15 years
Broadcast and related equipment                              3 to 10 years
Furniture and office equipment                               3 to 7 years


Income Taxes: The Partnership is not subject to federal, state, or local income taxes and, accordingly, makes no provision for income taxes in its financial statements. The partners are responsible for reporting their respective share of the Partnership's taxable income or loss.

Revenue Recognition: The Partnership's primary source of revenue is the sale of airtime to local, regional and national advertisers. Revenue is recorded when advertisements are broadcast.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Time Brokerage Agreements ("TBAs")/Sales Representation Agreements ("SRAs"):
From time to time, the Partnership enters into TBAs and SRAs with respect to radio stations owned by third parties, including radio stations which it intends to acquire. Terms of the agreements generally require the Partnership to pay a monthly fee in exchange for the right to provide station programming and sell related advertising time in the case of a TBA or sell advertising on behalf of the station in the case of a SRA. In instances in which the stations are acquired, the agreements terminate upon the acquisition of the stations. The fees are expensed as incurred and are classified as an operating expense.

Interest Rate Swap Agreements: The Partnership has entered into interest rate swap agreements to effectively convert a portion of its variable-rate borrowings into fixed-rate obligations. The differential to be paid or received as interest rates change is accounted for on the accrual method of accounting. The related amount payable to or receivable from counterparties is included as an adjustment to accrued interest in accrued liabilities.

Advertising: Advertising costs are expensed as incurred. Advertising expense totaled $565,144 in 1999.

Reclassifications: Certain 1999 amounts have been reclassified to conform to the 2000 presentation.

3. Acquisitions and Dispositions

The following tables summarizes the acquisition activity of the Partnership for year ended December 31, 1999:

                               Acquisitions
-----------------------------------------------------------------------------------------
     Date               Market              Station                    Purchase Price
---------------    ----------------    -----------------           ----------------------
January 1999       Saginaw, MI         WTLZ-FM                         $1,800,000
September 1999     Muskegon, MI        WMHG-AM,WMRR-FM, WSHZ-FM         2,700,000

The Partnership's consolidated results of operations reflect the results of these radio stations from the respective dates the Partnership entered into a TBA or SRA. The acquisitions were financed by capital contributions and bank debt.

For financial statement purposes, both of the acquisitions described above were accounted for using the purchase method, with the aggregate purchase price allocated to the tangible and identifiable intangible assets based upon current estimated fair market values. Certain of the recent transactions are based on preliminary estimates of the fair value of the net assets acquired and subject to final adjustment. The assets and liabilities of these acquisitions and the results of their operations for the period from the date of acquisition have been included in the accompanying consolidated financial statements.

The following tables summarizes the disposition activity of the Partnership for the year ended December 31, 1999:

                                              Dispositions
-------------------------------------------------------------------------------------------------------------
                                                           Sales                             Holding Period
      Date           Market            Station           Proceeds        Gain or (Loss)         Income
--------------    -------------    ----------------    ------------    -----------------   ------------------
March 1999        Flint, MI           WOAP-AM            $140,000          $(322,944)        $  --

At December 31, 1998, included in current assets was the estimated net realizable value of the assets of radio station WOAP-AM of $110,000.

4. Property, Building and Equipment

Property, building and equipment, at cost, consist of the following:

                                                        December 31
                                                           1999
                                                       -------------
 Land                                                   $ 1,397,185
 Building and improvements                                5,906,580
 Transmitters, towers and antennas                        8,555,098
 Broadcast and related equipment                          5,118,781
 Furniture and office equipment                           3,061,661
                                                        -----------
                                                         24,039,305
 Less accumulated depreciation                           (5,379,941)
                                                        -----------
                                                        $18,659,364
                                                        ===========

5. Intangible Assets

Intangible assets consist of the following:

                                                        December 31
                                                            1999
                                                       -------------

Broadcast licenses                                      $43,911,359
Goodwill                                                 32,296,371
Covenants not-to-compete                                  4,838,000
Deferred financing costs                                  1,125,757
                                                        -----------
                                                         82,171,487
Less accumulated amortization                            (9,248,466)
                                                        -----------
                                                        $72,923,021
                                                        ===========

6. Long-Term Debt

Long-term debt consists of the following:


                                                    September 30        December 31
                                                        2000               1999
                                                    -------------       -----------
                                                     (Unaudited)
Term loan                                           $        --         $20,578,400
Revolving credit facility                            12,345,800          22,945,800
Other debt                                               10,862              10,068
                                                    -----------         -----------
                                                     12,356,662          43,534,268
Less current portion                                    (10,862)         (2,789,753)
                                                    -----------         -----------
                                                    $12,345,800         $40,744,515
                                                    ===========         ===========

In August 1997, the Partnership entered into a Credit Agreement (the "Credit Agreement") consisting of a Term Loan of $25,000,000, borrowing under a revolving credit facility (the "Revolving Credit Facility") of up to $35,000,000, and additional revolving credit loans pursuant to one or more acquisition facilities ("Acquisition Credit Facility") of up to $50,000,000. Commencing September 30, 1999, the amount available under the Revolving Credit Facility is reduced by $1,750,000 quarterly. Commencing January 1, 2001, the amount available under the Acquisition Credit Facility is reduced by $10,000,000 annually.

In February 2000, through an amendment to the Credit Agreement, the Partnership arranged for $10,000,000 of availability under the Acquisition Credit Facility for the purpose of providing a source of funding, if needed, for the acquisition of radio station WKMQ-FM (formerly WLUV-FM). The amount available under the Acquisition Credit Facility will be reduced by $500,000 per quarter commencing March 31, 2001.

Under the Credit Agreement, outstanding principal balances bear interest at a floating rate based on an increment over either (a) the base rate or (b) the Eurodollar rate (the "Eurodollar Rate"), at the choice of the Partnership. The increment to the base rate is from 0.000% to 1.625% and the increment to the Eurodollar Rate is from 1.000% to 2.625%. The increment is subject to change based upon changes in the ratio of outstanding indebtedness to operating cash flows, as defined in the Credit Agreement (the "Leverage Ratio"), on a quarterly basis. The weighted average interest rate at December 31, 1999 was 8.08%.

The Partnership is required to pay fees based on the unused commitment under the Revolving Credit Facility of 0.500% or 0.375% per year depending upon the Leverage Ratio, on a quarterly basis. At December 31, 1999, the rate was 0.500%. The Partnership will be required to pay a commitment fee on the unused portion available under the Acquisition Credit Facility at such time that borrowings are made, at a rate to be determined.

The Credit Agreement is collateralized by a security interest in substantially all of the assets of the radio stations, in addition to the Partnership's interest in the radio stations. The Credit Agreement requires the Partnership to maintain compliance with certain financial ratios, principally with respect to maintaining levels of operating cash flow and debt service ratios, along with other covenants, including limitations on certain distributions to the partners. The Credit Agreement has been amended from time to time to accommodate certain transactions of the Partnership. The fair value of the amounts outstanding approximates its recorded value.

Principal payments on the currently outstanding long-term debt are due as follows:

Years ending December 31:
   2000                                         $ 2,789,753
   2001                                           9,220,115
   2002                                          10,770,000
   2003                                          11,593,600
   2004                                           9,160,800
                                                -----------
                                                $43,534,268
                                                ===========

7. Interest Rate Swap

In 1998, the Partnership entered into an interest rate swap agreement that was to expire in 2001 (extendable by the counterparty for another two years) to manage its exposure to interest rate movements by effectively converting a portion of its debt from variable to fixed rate. The swap agreement exchanged 5.6% fixed-rate payments for LIBOR-based interest payments on a notional amount of $50 million. On January 10, 2000, in consideration of a receipt of $300,000, the Partnership agreed to terminate the swap agreement. The termination of the swap agreement resulted in a gain of approximately $230,000 which was recorded as a reduction of interest expense.

In connection with the termination of the swap agreement above, the Partnership entered a new swap agreement. The new agreement, which terminated in July 2000, exchanged 6.22% fixed-rate payments for LIBOR-based interest payments on a notional amount of $30 million.

The notional amounts do not represent amounts exchanged with the counterparty, and thus are not a measure of exposure of the Partnership. The market risk associated with the agreements is mitigated because increased interest payments under the agreements resulting from a decrease in LIBOR are effectively offset by decreased payments under the debt obligations. The Partnership is exposed to credit losses for the periodic settlements of amounts due under the agreements. However, the Partnership does not anticipate nonperformance by the counterparty, which is also a counterparty to the Credit Agreement.

8. Partners' Capital

The limited partners of the Partnership are ABRY (43%), Tinicum (32%), Putnam L. Crafts, Jr. (10%), Jeffrey D. Warshaw (8%), and other individuals (6%). Continuity, the 1% general partner, is owned and controlled by ABRY (35%), Tinicum D.C.R., Inc. (35%), and Connoisseur, Inc. (30%), which is wholly-owned by Jeffrey D. Warshaw.

9. Related Party Transactions

The Partnership was charged certain costs by partners totaling $45,378 in 1999. These charges primarily represent managerial services provided to the Partnership by employees of these partners.

On March 26, 1997, the Partnership loaned $20,000,000 to the limited partners (the "Partner Loans"), excluding Jeffrey D. Warshaw and ABRY. The loans were to mature on March 26, 2005, but principal may be prepaid at any time. Interest, at the rate of 6.32% per annum, was due semi-annually. On December 20, 1999, the principal balance outstanding on the loans and the accrued interest receivable was fully repaid.

On March 26, 1997, the Partnership entered into a management agreement (the "Management Agreement") with Continuity, whereby Continuity provides certain services to the Partnership. As defined in the Management Agreement, the fee (the "Management Fee") is payable semiannually. Included in other operating expenses was the Management Fee of $146,893 for the year ended December 31, 1999.

10. Commitments

Future minimum lease payments under noncancellable operating leases are payable as follows:

Years ending December 31:
  2000                                          $  496,574
  2001                                             391,089
  2002                                             303,448
  2003                                             162,174
  2004                                             117,077
  Thereafter                                       898,222
                                                ----------
                                                $2,368,584
                                                ==========


The operating leases may be subject to Consumer Price Index adjustments.

The Partnership leases office space, antenna sites, vehicles and office equipment. For the year ended December 31, 1999 rental expense amounted to $476,804.

At December 31, 1999, the Partnership had outstanding under the Revolving Credit Facility a letter of credit in the amount of $1,000,000 for the purchase of WLUV-FM in Rockford, Illinois (Note 14).

The Partnership and certain investors have guaranteed, up to a maximum of $7,000,000, debt of Jeffrey D. Warshaw for investments in the Partnership. The amount of the underlying debt outstanding at December 31,1999 is $6,451,869.

11. 401(k) Plan

The Partnership sponsors a savings plan for all eligible employees, which is a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Pursuant to the plan, eligible participants may elect to contribute up to 15% of their annual compensation up to the statutory maximum. Beginning in 1997, the Partnership matches 25% of the participants' contribution up to a maximum of 3% of the participants' compensation. For the year ended December 31, 1999, the Partnership has recognized expense of $47,423, included in station operating expenses.

12. Non-cash Compensation

The Partnership has issued certain appreciation rights ("Appreciation Rights") to the general managers of its radio stations to attract more talented individuals and to further motivate these managers. The Appreciation Rights allow the individuals to share in the increase in the value of an assumed investment in the Partnership and are subject to vesting provisions. The Partnership has included a charge for the Appreciation Rights over the vesting period as non-cash compensation in other operating expenses.

In 1997, as part of an amendment to the partnership agreement, a Class B limited partnership interest was created to allow certain members of management, including Jeffrey D. Warshaw, to share in future profits of the Partnership. These interests were granted in fixed percentages to management subject to certain repurchase rights of the Partnership which expire over time. The Class B partnership interests entitle the holders to approximately 5% to 15% of future profits depending on the level of profits achieved. The Partnership has recorded a charge for these interests as non-cash compensation in other operating expenses.

Also in 1997, as part of an amendment to Continuity's partnership agreement, certain limited partners of Continuity who were members of management had their previously existing partnership interests converted into a fixed value of new limited partnership interests.

Such value can be reduced by losses of Continuity, but may not be increased. These interests are subject to a five year vesting period. The Partnership has included a charge for the value of these limited partnership interests as non-cash compensation in other operating expenses. In accordance with the limited partnership agreement, the sale of the Partnership would constitute a trigger event whereby the limited partnership interests issued become fully vested.

13. Contingencies

In October 1999, a judgment was issued against one of the Partnerships in a case involving a former employee. The Partnership has accrued $535,000 and $371,653 in 1999 and 2000 (unaudited), respectively, representing management's best estimate of the ultimate liability under this litigation, which has been included in other operating expenses.

14. Subsequent Events (Unaudited)

In May 1999, the Partnership entered into a Purchase Agreement to buy radio station WKMQ-FM (formerly WLUV-FM) in Rockford, Illinois for $4,700,000. In January 2000, under terms of the purchase agreement, the Partnership advanced $1,000,000 to the seller and returned the letter of credit, cancelled (Note 10). This acquisition was completed in June 2000 and was financed by cash on hand and through borrowings of facilities available under the Credit Agreement. This acquisition was included in the Agreement of Sale, but the transfer of the license to Cumulus is still pending FCC approval. After October 2, 2000 until FCC approval is granted, Cumulus is operating the station under a TBA.


In May, June and July 2000, Cumulus paid Connoisseur additional deposits of $40,250,000 under the Agreement of Sale and amendments made thereto. The proceeds of these deposits were used primarily to reduce senior debt.

The sale to Cumulus closed on October 2, 2000. The asset purchase price was approximately $253,000,000 of which $730,733 and $10,281,309 at December 31,
1999 and September 30, 2000 (unaudited), respectively, have already been recorded in net income (loss) as LMA fee income. The amount paid by Cumulus to Connoisseur at closing was reduced by the deposits of $48,850,000 previously advanced to Connoisseur. In addition, Cumulus paid Connoisseur approximately $4,900,000 in connection with certain closing adjustments in accordance with the Agreement of Sale.

At closing, senior debt was retired. In addition, the debt of Jeffrey D. Warshaw (Note 10), which the Partnership and certain investors have guaranteed, was retired.

The Partnership recorded approximately $985,000 of non-cash compensation for the full vesting of the Appreciation Rights and Class B partnership interests upon the change of control from the sale to Cumulus.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         On October 2, 2000, Cumulus Media, Inc. (the "Company") completed the acquisition of 35 stations (the "acquired stations") in 9 markets from Connoisseur Communications Partners, LP ("Connoisseur") for a total purchase price of $253.0 million in cash. This transaction will be accounted for under the purchase method of accounting. The purchase price of the Connoisseur acquisition was funded from (i) cash on hand, (ii) escrow deposits previously made to Connoisseur in accordance with the related acquisition agreements, and
(iii) initial proceeds from a series of asset exchanges and sales to Clear Channel Communications ("Clear Channel"). To facilitate closing of the Connoisseur acquisition, the Company entered into a series of asset exchange and sales agreements with Clear Channel, to be consummated in three phases. The Company completed the first phase of the asset exchange and sales transaction with Clear Channel on August 25, 2000, whereby the Company transferred 25 stations in 5 markets to Clear Channel in exchange for 7 stations in 3 markets plus $91.5 million of cash proceeds. The Company consummated the second phase of the asset exchange and sales transaction with Clear Channel on October 2, 2000, whereby the Company would sell 30 stations in 5 markets for $68.9 million of initial cash proceeds. Upon receipt of regulatory approval for 8 of the stations being sold, the Company will receive an additional $8.0 million of cash proceeds. On October 2, 2000, initial proceeds of $15.0 million were funded to the Company in connection with the third phase of the asset exchange and sales transaction with Clear Channel. Upon closing of this final phase, the Company will transfer 45 stations in 8 markets to Clear Channel in exchange for 4 stations and approximately $37.0 million of additional cash proceeds.

         The following unaudited pro forma financial statements are based on the respective historical financial statements of the Company, giving effect to: (i) the Company's acquisition of stations from Connoisseur, and (ii) the Company's asset exchange and sale transactions with Clear Channel, using the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements reflect the use of the purchase method of accounting for all acquisitions. The unaudited pro forma statements of operations for the 9 months ended September 30, 2000 and the year ended December 31, 1999 reflect adjustments as if the Connoisseur acquisition and the Clear Channel asset exchange and sale transactions had occurred on January 1, 1999. The unaudited pro forma balance sheet as of September 30, 2000 gives effect to the Connoisseur acquisition and the Clear Channel asset exchange and sale transactions as if they had occurred on September 30, 2000. The information set forth under the heading "Company Historical" in the pro forma statements of operations includes results relating to local marketing agreements ("LMAs") with certain of the acquired stations. The financial effects of the transactions presented in the unaudited pro forma financial statements are not necessarily indicative of either the financial position or results of operations that would have been obtained had the acquisition actually occurred on the dates set forth above, nor are they necessarily indicative of the results of future operations.

     All pro forma financial information should be read in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 1999, as amended, and our Quarterly Reports on Form 10-Q and the other information that we filed with the Securities and Exchange Commission from time to time.

                               CUMULUS MEDIA INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                  (E)               (A)+(B)+(C)+
                                          (B)             (C)                (D)               PRO FORMA            (D)+(E)=(F)
                                       PRO FORMA       PRO FORMA          PRO FORMA       ADJUSTMENTS FOR THE       PRO FORMA AS
                         (A)       ADJUSTMENTS FOR  ADJUSTMENTS FOR    ADJUSTMENTS FOR   CUMULUS HISTORICAL,       ADJUSTED FOR
                    THE COMPANY     CLEAR CHANNEL    CLEAR CHANNEL       CONNOISSEUR      THE DIVESTITURES AND  THE DIVESTITURES AND
                     HISTORICAL     ACQUISITIONS (1)DIVESTITURES (2)   ACQUISITIONS (3)     THE ACQUISITIONS      THE ACQUISITIONS
                   --------------  ---------------  ----------------   ----------------   --------------------  --------------------
STATEMENT OF
 OPERATIONS DATA:
Revenues             $194,940          $13,017         $(43,153)          $44,668             $ (1,041) (4)          $208,431
Less: agency
 commissions          (14,921)          (1,154)           3,473            (4,630)                  --                (17,232)
                     --------          -------         --------           -------             --------               --------
Net revenues          180,019           11,863          (39,680)           40,038               (1,041)               191,199
Operating expenses:
Station operating
 expenses excluding
 depreciation,
 amortization and
 LMA fees             133,328            8,281          (27,921)           27,060               (1,041) (4)           139,707

Depreciation and
 amortization          32,564            1,147           (7,056)            5,220               11,602  (5)            43,477
LMA Fees                4,165               --             (555)              420                   --                  4,030
Corporate general
 and administrative
 expenses               8,204               --               --             3,172                   --                 11,376
Non-cash stock
 compensation
 expense                   --               --               --               798                   --                    798
                     --------          -------         --------           -------             --------               --------
Operating Expenses    178,261            9,428          (35,532)           36,670               10,561                199,388
                     --------          -------         --------           -------             --------               --------
Operating income
 (loss)                 1,758            2,435           (4,148)            3,368              (11,602)                (8,189)
                     --------          -------         --------           -------             --------               --------
Nonoperating
 income (expense):
Interest expense      (27,041)              --               24            (4,297)                  --                (31,314)
Interest income         4,164               --               --                --               (3,864) (6)               300
Gain (loss) on sale
 of asset                  --               --               --                --                   --                     --
Other Income
 (expense)                627              192               (1)             (340)                  --                    478
                     --------          -------         --------           -------             --------                --------
Nonoperating
 expenses, net        (22,250)             192               23            (4,637)              (3,864)                (30,536)
Income (loss)
 before income taxes  (20,492)           2,627           (4,125)           (1,269)             (15,466)                (38,725)
Income tax
 (expense) benefit      6,870           (1,051) (7)       1,650 (7)           508 (7)            6,186  (7)             14,163
                     --------          -------         --------           -------             --------                --------
Net income (loss)     (13,622)           1,576           (2,475)             (761)              (9,279)                (24,562)
Preferred stock
 dividends            (23,790)              --               --                --                   --                 (23,790)
                     --------          -------         --------           -------             --------                --------
Net income
 (loss)
 attributable to
 common stockholders $(37,412)         $ 1,576         $ (2,475)          $  (761)            $ (9,279)               $(48,352)
                     ========          =======         ========           =======             ========                ========
Basic and diluted
 income (loss)
 per share             ($1.50)                                                                                          ($1.94)
Weighted average
 common shares
 outstanding           24,938                                                                                           24,938




           See accompanying notes to Unaudited Pro Forma Consolidated
                            Statement of Operations

     NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                 (IN THOUSANDS)

     The pro forma financial results exclude the effects of estimated cost savings which management believes will result from the integration of our completed acquisitions.

(1) Reflects historical revenues and expenses of stations acquired by us from Clear Channel Communications on August 25, 2000 for the period from January 1, 1999 through December 31, 1999.

(2) Reflects the historical revenues and expenses of stations divested by us to Clear Channel Communications on August 25th, 2000 and October 2nd, 2000 for the period from January 1, 1999 through December 31, 1999.

(3) Reflects the historical revenues and expenses of stations acquired by us on October 2, 2000 from Connoisseur Communications Partners, L.P. for the period from January 1, 1999 through December 31, 1999.

(4) To eliminate $1,041 in management agreement revenue recorded by Cumulus in the 1999 Company historical and the offsetting broker fee expense recorded by Connoisseur Communications Partners, L.P. in their Consolidated Statement of Operations for the year ending December 31, 1999.

(5) Reflects (i) the change in depreciation and amortization expense resulting from conforming the estimated useful lives of our divested and acquired assets to our policies and (ii) the additional depreciation and amortization expense resulting from the allocation of the purchase price to the estimated fair market value of the assets acquired net of assets divested. On a pro forma basis, depreciation expense is $13,588 and amortization expense is $29,889 after giving effect to the completed divestitures and acquisitions. Depreciation expense has been calculated on a straight line basis using a weighted average life of seven years for property and equipment. Goodwill and other intangible assets' amortization has been calculated on a straight line basis over 25 years. Non-compete agreements are being amortized over the lives of the agreements which range from one to three years.

     We allocate the purchase prices of the acquired stations based on evaluations of the assets acquired and the liabilities assumed. We believe that the excess of cost over the fair value of tangible net assets of an acquired radio station almost exclusively relates to the value of the FCC broadcasting license and goodwill. We believe that the purchase price allocation method described above is consistent with general practice in the radio broadcasting industry.

(6) Adjustment to reduce historical interest income to reflect the effects of net cash used in our completed acquisitions for the year ended December 31, 1999.


(7) Adjustment to reflect the application of the Company's estimated effective tax rate of 40% to the combined pre-tax income (loss) of the entities divested and entities acquired on a pro forma basis for the period from January 1, 1999 through December 31, 1999.

                               CUMULUS MEDIA INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                 (Dollars in thousands, except per share data)




                                                                                                                      (A)+(B)+(C)+
                                                                                                      (E)             (D)+(E)=(F)
                                                                                                   PRO FORMA          PRO FORMA AS
                                            (B)                 (C)                 (D)          ADJUSTMENTS FOR      ADJUSTED FOR
                                         PRO FORMA           PRO FORMA           PRO FORMA          THE COMPANY          THE 2000
                          (A)         ADJUSTMENTS FOR     ADJUSTMENTS FOR     ADJUSTMENTS FOR     HISTORICAL, THE      COMPLETED
                      THE COMPANY    THE CLEAR CHANNEL     CLEAR CHANNEL        CONNOISSEUR     DIVESTITURES AND    DIVESTITURES AND
                     HISTORICAL       ACQUISITIONS (1)    DIVESTITURES (2)    ACQUISITIONS(3)   THE ACQUISITIONS      ACQUISITIONS
                     --------------  -----------------   -----------------    ---------------   -----------------   ----------------

STATEMENT OF
  OPERATIONS DATA:

Revenues            $      183,257   $          8,032     $       (30,134)    $       45,747    $          (9,968)(4)$      196,934

Less: agency
   commissions             (14,787)              (750)              2,570             (3,659)                --             (16,626)
                    --------------   -----------------    ----------------    --------------    -----------------    --------------
Net revenues               168,470              7,282             (27,564)            42,088               (9,968)          180,308

Operating Expenses:

Station operating
   expenses excluding
   depreciation,
   amortization and
   LMA Fees                151,137              4,635             (21,962)            31,338               (9,968)(4)       155,180

Depreciation and
  amortization              30,477              3,246              (6,246)             3,984                1,146 (5)        32,607

LMA Fees                     3,739                 --                  (7)               296                   --             4,028

Corporate general and
  administrative
  expenses                  12,460                 --                  --              1,900                   --            14,360

Restructuring and
  other charges              9,296                 --                  --                 --                   --             9,296

Non-cash stock
  compensation
  expense                       --                 --                  --                201                   --               201
                    --------------  -----------------    ----------------     --------------    -----------------    --------------

Operating Expenses         207,109              7,881             (28,215)            37,719               (8,822)          215,672

Operating income
  (loss)                   (38,639)              (599)                651              4,369               (1,146)          (35,364)
                    --------------  -----------------    ----------------     --------------    -----------------    --------------

Nonoperating income
  (expense):

Interest expense           (24,071)                (2)                 21             (1,906)                  --           (25,958)

Interest income              6,094                 (1)                 --                 --               (5,793)(6)           300

Gain (loss) on
  sale of asset                 --              8,632                  --                 --               (8,632)(7)            --

Other income
  (expense)                 68,073                 10                  (1)              (697)                  --            67,385
                    --------------  -----------------    ----------------     --------------    -----------------    --------------

Nonoperating
  income (expense),
  net                       50,096              8,639                  20             (2,603)             (14,425)           41,727

Income (loss)
  before income
  taxes                     11,457              8,040                 671              1,766              (15,571)            6,363

Income tax benefit
  (expense)                 (6,361)            (3,216)(8)            (297)(8)           (706)(8)            6,228 (8)        (4,352)
                    --------------  -----------------    ----------------     --------------    -----------------    --------------

Net income (loss)            5,096              4,824                 374              1,060               (9,343)            2,011

Preferred stock
  dividends and
  accretion of
  discount                 (10,982)                --                  --                --                    --           (10,982)
                     --------------  -----------------    ----------------    --------------     -----------------    --------------

Net income (loss)
  attributable
  to common
  stockholders              (5,886)             4,824                  374             1,060               (9,343)           (8,971)
                    ==============   =================    =================   ==============     =================    ==============

Basic and
  diluted income
  (loss) per
  share                     ($0.17)                                                                                          ($0.26)

Weighted average
  common shares
  outstanding               35,130                                                                                           35,130



         See accompanying notes to Unaudited Pro Forma Consolidated Statement of Operations

                  NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                             STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

     The pro forma financial results exclude the effects of estimated cost savings which management believes will result from the integration of our completed and pending acquisitions.

(1) Reflects historical revenues and expenses of stations acquired by us from Clear Channel Communications on August 25, 2000 for the period from January 1, 2000 through the date the stations were acquired by us.

(2) Reflects the historical revenues and expenses of stations divested by us to Clear Channel Communications on or before October 2nd, 2000 for the period from January 1, 2000 through the earlier of the date of divestiture or September 30, 2000.

(3) Reflects the historical revenues and expenses of stations acquired by us from Connoisseur Communications Partners, L.P. on October 2, 2000 for the period from January 1, 2000 through September 30, 2000.

(4) To eliminate $9,968 in management agreement revenues recorded by Cumulus in the September 30, 2000 Company historical and the offsetting broker fee expense recorded by Connoisseur Communications Partners, L.P. in their Consolidated Statement of Operations for the nine months ending
     September 30, 2000.

(5) Reflects (i) the change in depreciation and amortization expense resulting from conforming the estimated useful lives of our divested and acquired assets, to our policies and (ii) the additional depreciation and amortization expense resulting from the allocation of the purchase price to the estimated fair market value of the assets acquired, net of assets divested. On a pro forma basis, depreciation expense is $10,191 and amortization expense is $22,416 after giving effect to the completed acquisitions and divestitures. Depreciation expense has been calculated on a straight-line basis using a weighted average life of seven years for property and equipment. Goodwill and other intangible assets' amortization has been calculated on a straight-line basis over 25 years. Non-compete agreements are being amortized over the lives of the agreements which range from one to three years.

     We allocate the purchase prices of the acquired stations based on evaluations of the assets acquired and the liabilities assumed. We believe that the excess of cost over the fair value of tangible net assets of an acquired radio station almost exclusively relates to the value of the FCC broadcasting license and goodwill. We believe that the purchase price allocation method described above is consistent with general practice in the radio broadcasting industry.

(6) Adjustments to reduce historical interest income to reflect the effects of net cash used in our completed acquisitions for the nine months ended September, 2000.


(7) Adjustment recorded to eliminate the non-recurring gain on sale of assets recorded by Clear Channel Communications on the 2000 sale of radio stations in Cedar Rapids, IA and Shreveport, LA to Cumulus.


(8) Adjustment to reflect the application of the Company's estimated effective tax rate of 40% to the combined pre-tax income (loss) of the entities divested and entities acquired on a pro forma basis for the period from January 1, 2000 through September 30, 2000.

                               CUMULUS MEDIA INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                             (Dollars in thousands)


                                                                               (B)
                                                                            PRO FORMA             (C)
                                                                           ADJUSTMENTS          PRO FORMA
                                                              (A)         FOR THE CLEAR      ADJUSTMENTS FOR    (A) + (B) + (C)=(D)
                                                          THE COMPANY   CHANNEL COMPLETED    THE CONNOISSEUR         PRO FORMA
                                                          HISTORICAL     DIVESTITURES(1)     ACQUISITIONS(3)          COMBINED
                                                        --------------  -----------------    ----------------   -------------------
ASSETS:

Current assets:
Cash and cash equivalents                               $       42,167  $          76,956    $      (112,643)   $            21,780
                                                                        $          15,000(2)
Restricted Cash                                         $       91,467  $            --      $       (91,467)   $              --
Accounts receivable, less allowance for doubtful
  accounts                                                      40,159               --                 --                   40,159
Prepaid expenses and other current assets                        9,672               --                 --                    9,672
                                                        --------------  -----------------    ----------------   -------------------
  Total current assets                                         183,765             91,956           (204,110)                71,611
Property and equipment, net                                     76,535             (6,712)            25,296                 95,119
Intangible assets, net                                         569,360            (49,821)           227,666                747,205
Other assets                                                    93,714               --              (48,852)                44,862
                                                        --------------  -----------------    ----------------   -------------------
  TOTAL ASSETS                                          $      923,374  $          35,423    $          --      $           958,797
                                                        ==============  =================    ================   ===================

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable and accrued expenses                   $       25,496  $             --     $          --      $            25,496
Current portion of long-term debt                                   20                --                --                       20
Other current liabilities                                          848             15,000(2)            --                   15,848

  Total current liabilities                                     26,364             15,000               --                   41,364

Long-term debt                                                 285,211                --                --                  285,211
Other liabilities                                                1,635                (47)              --                    1,588
Deferred income taxes                                           11,810              7,875               --                   19,685

  TOTAL LIABILITIES                                            325,020             22,828               --                  347,848

Series A Cumulative Exchangeable Redeemable Preferred
 Stock due 2009, stated value $1,000 per share,
 109,874 shares issued and outstanding                         113,714                --                --                  113,714

Stockholders' equity:
Class A Common Stock, par value $.01 per share,
 50,000,000 shares authorized: 28,378,975
 shares issued and outstanding                                     284                --                --                      284

Class B Common Stock, par value $.01 per share,
 20,000,000 shares authorized: 4,479,343
 shares issued and outstanding                                      45                --                --                       45

Class A Common Stock par value $.01 per share,
 30,000,000 shares authorized: 2,307,277
 shares issued and outstanding                                      23                --                --                       23

Additional paid-in-capital                                     518,257                --                --                  518,257

Loans to Officers                                              (10,583)               --                --                  (10,583)
Retained earnings (Accumulated deficit)                        (23,386)            12,595               --                  (10,791)
                                                        --------------  -----------------    ----------------   -------------------
  Total stockholders' equity                                   484,640             12,595               --                  497,235

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $      923,374  $          35,423    $          --      $           958,797
                                                        ==============  =================    ================   ===================


    See accompanying notes to the unaudited consolidated pro forma balance sheet

           NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                 (IN THOUSANDS)


(1) To record the completion of the second phase of the Clear Channel asset exchange and sale in which Cumulus sold 30 stations in five markets for $76.9 million, $68.9 of which was received on October 2, 2000. The first phase of the Clear Channel transaction was completed on August 25, 2000 and is reflected in the Company's balance sheet at September 30, 2000.

(2) To record the receipt of initial proceeds of $15.0 million paid to the Company as an advance on third phase of the asset exchange and sales transaction with Clear Channel. The third phase of the transaction with Clear Channel is expected to close in the first quarter of 2000.

(3) To record the allocation of the $253.0 million in purchase price paid for the Connoisseur Communications Partners, L.P. acquisition consummated on October 2, 2000. The pro forma allocation of the purchase price is as follows:



     Property and equipment.............................................   $ 25,296
     Intangible assets, principally broadcast licenses..................    227,666
                                                                           --------
                                                                           $252,962
                                                                           ========